EXHIBIT 23.5
One Penn Plaza, 42nd Floor, New York, NY 10119-4000
CONSENT OF FIRST ALBANY CAPITAL
     We hereby consent to the inclusion of our opinion letter dated November 11, 2005 to the Board of Directors of Encore Medical Corporation (the “Company”) as an annex to the joint proxy statement/prospectus contained in that certain Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission relating to the merger described therein, and to the references to our firm and such opinion in such Registration Statement. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the SEC promulgated thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the Regulations.
/s/ First Albany Capital
First Albany Capital
December 14, 2005